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                                                             EXHIBIT 11


                               ALTRIS SOFTWARE, INC.

              STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                    (Unaudited)
                                     (Restated)

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

                                                  For the three months              For the six months
                                                      ended June 30,                   ended June 30,
                                               ----------------------------    -----------------------------
                                                    1997            1996           1997              1996
                                               -------------      ---------    ------------      ----------
Net (loss) income per consolidated
   financial statements                         $ (2,264,000)     $ 505,000    $ (3,864,000)     $ (612,000)
                                               -------------      ---------    ------------      ----------
                                               -------------      ---------    ------------      ----------

Primary net (loss) income per share:
Weighted average common shares                     9,574,000      9,202,000       9,570,000       8,848,000
Common stock equivalents:
   Common stock options                                    -        304,000               -               -
   Convertible preferred stock                             -         88,000               -               -
   Common stock warrants                                   -              -               -               -
                                               -------------      ---------    ------------      ----------

Weighted average shares outstanding                9,574,000      9,594,000       9,570,000       8,848,000
                                               -------------      ---------    ------------      ----------

Fully diluted net (loss) income per share:
Weighted average common shares                     9,574,000      9,202,000       9,570,000       8,848,000
Common stock equivalents:
   Common stock options                                    -        304,000               -               -
   Convertible preferred stock                             -         88,000               -               -
   Common stock warrants                                   -              -               -               -
                                               -------------      ---------    ------------      ----------

Weighted average shares outstanding                9,574,000      9,594,000       9,570,000       8,848,000
                                               -------------      ---------    ------------      ----------

Net (loss) income per share:
   Primary                                            $(.24)           $.06          $(.40)          $(.07)
                                               -------------      ---------    ------------      ----------
                                               -------------      ---------    ------------      ----------

   Fully diluted                                      $(.24)           $.05          $(.40)          $(.07)

                                               -------------      ---------    ------------      ----------
                                               -------------      ---------    ------------      ----------
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